Exhibit 23.1

The Board of Directors

of Mellon Financial Corporation:

We consent to incorporation by reference in:

•	Registration Statement Nos. 33-34430 (Form S-8), 33-41796 (Form S-8), 33-65824 (Form S-8), 33-65826 (Form S-8), 333-16743 (Form S-8), 333-38213 (Form S-3), 333-65275 (Form S-8), 333-75601 (Form S-8), 333-87961 (Form S-8), 333-54050 (Form S-8), 333-54054 (Form S-8), 333-60460 (Form S-8), 333-60464 (Form S-8), 333-105695 (Form S-8), 333-107400 (Form S-3), 333-108697 (Form S-3), and 333-109193 (Form S-8) of Mellon Financial Corporation;

•	Registration Statement No. 333-107400-01 (Form S-3) of Mellon Funding Corporation;

•	Registration Statement No. 333-107400-02 (Form S-3) of Mellon Capital V;

•	Registration Statement No. 333-107400-03 (Form S-3) of Mellon Capital IV; and

•	Registration Statement No. 333-107400-04 (Form S-3) of Mellon Capital III

of our report dated February 13, 2004 relating to the consolidated balance sheets of Mellon Financial Corporation and its subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report is incorporated by reference in the Annual Report on Form 10-K of Mellon Financial Corporation for the year ended December 31, 2003. Our report refers to a change, in 2002, in Mellon Financial Corporation’s method of accounting for goodwill and other intangibles resulting from business combinations in accordance with Statement of Financial Accounting Standards No. 142.

/s/    KPMG LLP

Pittsburgh, Pennsylvania

March 10, 2004